Exhibit 99.1

News Release

AMGEN AND DAIICHI SANKYO ANNOUNCE AGREEMENT

FOR DENOSUMAB IN JAPAN

Amgen Grants Daiichi Sankyo Exclusive Rights to Develop and

Commercialize Denosumab in Japan

FOR IMMEDIATE RELEASE

THOUSAND OAKS, Calif. (July 11, 2007) and TOKYO (July 12, 2007) - Amgen (NASDAQ:AMGN) and Daiichi Sankyo Company, Limited (TSE:4568) today announced a collaboration and license agreement for the development and commercialization of denosumab in Japan. Denosumab is a fully human monoclonal antibody that targets RANK Ligand (an essential mediator of cells that break down bone) and is being investigated for its potential to treat and prevent a broad range of bone loss conditions including osteoporosis and bone metastases.

Under the terms of the agreement, Amgen has granted Daiichi Sankyo exclusive rights to develop and commercialize denosumab in Japan in post-menopausal osteoporosis and oncology with the potential for additional indications. As part of the agreement, Amgen will receive exclusive worldwide rights to certain Daiichi Sankyo intellectual property to the extent applicable to denosumab.

The financial terms include an upfront payment to Amgen of $20 million. In addition, Daiichi Sankyo will assume all development costs for denosumab in Japan and will pay approximately $150 million of expected worldwide development costs for denosumab through 2009. In consideration of its intellectual property, Daiichi Sankyo is also eligible to receive milestone payments dependent on the approval of denosumab in the European Union or Japan, in two indications. In connection with its activities under the collaboration and license agreement, Daiichi Sankyo will pay royalties on annual net sales of denosumab in Japan in amounts commensurate with a major late stage product for the Japan market.

AMGEN AND DAIICHI SANKYO ANNOUNCE AGREEMENT FOR DENOSUMAB IN JAPAN

“Daiichi Sankyo is an ideal partner for denosumab,” said Kevin Sharer, chairman and CEO of Amgen. “Daiichi Sankyo is uniquely positioned to bring this potential therapy to patients with a wide spectrum of bone-related diseases in Japan.”

“Daiichi Sankyo is thrilled to partner with a world leader in biotechnology to gain access to this important antibody product,” said Takashi Shoda, president and CEO of Daiichi Sankyo. “We believe that denosumab has the potential to be a first-in-class, leading product in Japan for multiple indications within Daiichi Sankyo’s therapeutic areas of focus. Denosumab’s potential applicability in oncology makes it an important part of the foundation for our growing oncology business.” Daiichi Sankyo has a full range of commercial capabilities, including in the primary care and hospital settings, a track record of successful large, first-in-class product launches and the financial strength to ensure appropriate investment in the product.

About Denosumab

Denosumab is a fully human monoclonal antibody that targets RANK Ligand and is being investigated for its potential to prevent and treat a broad range of bone loss conditions including osteoporosis, bone metastases, treatment-induced bone loss, multiple myeloma and bone erosions in rheumatoid arthritis. Denosumab is the first late-stage investigational therapy that specifically inhibits RANK Ligand, an essential mediator of the cells that break down bone.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

About Daiichi Sankyo Company, Limited

DAIICHI SANKYO COMPANY, LIMITED was established in September 2005 as the joint holding company for the DAIICHI SANKYO Group by means of a stock transfer. Business integration has proceeded steadily since then, and the integration process was completed in April 2007 with the merger of Sankyo Co. Ltd. and Daiichi Pharmaceutical Co., Ltd. into DAIICHI SANKYO. DAIICHI SANKYO is a global pharmaceutical innovator, continuously generating innovative drugs and services and maximizing its corporate value. For further details, please refer to the company Web site at www.daiichisankyo.com

AMGEN AND DAIICHI SANKYO ANNOUNCE AGREEMENT FOR DENOSUMAB IN JAPAN

Forward-Looking Statement: Amgen

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and products liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

CONTACT: Amgen, Thousand Oaks

Anne McNickle 805-447- 5890 (work) 323-868-5827 (mobile) (media)

Arvind Sood, 805-447-1060 (investors)

CONTACT: Daiichi Sankyo, Tokyo

Masaya Tamae, +81-3-6225-1126 (office)

###